Exhibit 99.1

NEWS RELEASE

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

•	Sales in first quarter were $22.5 million

•	First quarter gross margin was 27.7%, operating margin was 9.6% and EBITDA margin was 11.9%

•	First quarter diluted earnings per share were $0.14, down from $0.30 in same prior-year period

•	Cash and investments increased to $46.6 million from $41.7 million at March 31, 2012

•	Fiscal 2013 outlook unchanged; Sales in range of $105 million to $115 million and gross margin range of 28% to 31% expected

BATAVIA, NY, July 26, 2012 – Graham Corporation (NYSE MKT: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial results for its first quarter ended June 30, 2012. Graham’s current fiscal year (“fiscal 2013”) ends March 31, 2013.

Net sales in the first quarter of fiscal 2013 were $22.5 million, down 10% from net sales of $25.0 million in the prior year’s first quarter, as last year’s first quarter benefited from the conversion to sales of a large Middle East refinery project. Net income was $1.4 million, or $0.14 per diluted share, in fiscal 2013’s first quarter compared with $3.0 million, or $0.30 per diluted share, in the same prior-year period.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “First quarter sales reflected the order levels we experienced twelve to eighteen months ago. We continue to expect sales in the first half of fiscal 2013 to be similar to the second half of fiscal 2012, but expect overall growth for the full year. Based on the timing of our backlog converting to sales, we expect revenue and margins to strengthen in the latter half of fiscal 2013. Additionally, we continue to develop internal capacity to be positioned for growing sales once our markets are in full recovery.”

Market and geographic diversity help to balance shifting demand

Sales increased in the U.S. by 12% to $12.6 million, representing 56% of total sales in the first quarter of fiscal 2013. This continued the trend of increasing domestic sales over the last two years as projects for the nuclear power industry and naval nuclear propulsion program advance. International sales declined $3.9 million, mostly as a result of lower sales to the Middle East and South America. This decline was partially offset by a $2.9 million increase in sales to Canada, which were primarily related to tar sands projects.

In the first quarter of fiscal 2013, sales to other commercial and industrial applications, which includes the U.S. Navy nuclear propulsion program, accounted for 29% of sales compared with 17% in the prior fiscal year’s first quarter. Approximately 25% of sales were to the chemical/petrochemical industry during the first quarter compared with 12% in the prior fiscal year’s first quarter. Sales to the power market were 23% of total sales, a slight increase compared with last year’s first quarter, representing

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

continued opportunities in the nuclear industry and alternative energy markets, while sales to the refining industry in the quarter were 23% of sales compared with 48% of sales in the same period of the prior fiscal year.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter to quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing 12-month basis.

First quarter operating performance

Gross profit was $6.2 million, or 27.7% of sales, in the first quarter of fiscal 2013. Gross profit was $8.2 million, or 32.8% of sales, in the same period of the prior fiscal year. The decline in gross profit was the result of lower volume and resulting reduced capacity utilization, as well as less favorable pricing. A large refinery project in production during last year’s first quarter was won during the prior market peak with commensurate pricing.

Selling, general and administrative (“SG&A”) expenses in the first quarter of fiscal 2013 were $4.1 million, compared with $3.7 million in fiscal 2012’s first quarter. The increase reflects the addition of sales and engineering personnel to support increased bidding and sales activity. As a percent of sales, SG&A was 18.1% and 14.8% in the first quarters of fiscal 2013 and 2012, respectively.

Operating profit in the first quarter of fiscal 2013 was $2.2 million compared with $4.5 million in the prior-year’s first quarter. Operating margin was 9.6% in the current quarter compared with 18.0% in the prior fiscal year’s first quarter.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $2.7 million, or 11.9% of sales, in the first quarter of fiscal 2013 compared with $5.0 million, or 20.0% of sales, in the same period of the prior fiscal year. Graham believes that when used in conjunction with GAAP measures, EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. Graham’s credit facility also contains ratios based on EBITDA. The attached tables provide important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Graham recorded a final $24 thousand tax charge during the first quarter of fiscal 2013 related to an adjustment of research and development tax credit claims generated during tax years 2009 and 2010. The effective tax rate for the first quarter of fiscal 2013 was 33% and is expected to be in the 34% to 35% range for fiscal 2013.

Balance sheet provides financial flexibility

Cash flow provided by operations in the first quarter of fiscal 2013 was $5.5 million compared with $1.6 million of cash used in operating activities during the prior year’s first quarter. The increase in cash provided by operations was primarily related to changes in working capital requirements.

Cash, cash equivalents and investments at June 30, 2012 increased to $46.6 million compared with $41.7 million at March 31, 2012 and $41.1 million at June 30, 2011.

Capital expenditures were $300 thousand in the first quarter of fiscal 2013, compared with $340 thousand for the first quarter of fiscal 2012. Capital expenditures in fiscal 2013 are expected to be approximately $3.0 million to $3.5 million.

Pipeline remains strong

Orders during the first quarter of fiscal 2013 were fairly well distributed among Graham’s major end markets. Orders of $19.7 million during the current quarter increased 4% compared with orders of $19.0 million in the first quarter of fiscal 2012, but were down from $42.3 million during the fourth quarter of fiscal 2012. The refining market generated orders of $7.3 million during the quarter compared with $6.1 million in the prior year’s period. Orders from the chemical/petrochemical industry increased to $5.0 million compared with $2.3 million in the first quarter of fiscal 2012. Orders from the

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

power market, including nuclear energy, were $4.6 million in the first quarter of fiscal 2013, down from $7.1 million in the same prior-year period. Orders from all other industries decreased to $2.8 million during the first quarter from $3.6 million in the prior year’s first quarter.

Orders from U.S. customers represented 41%, or $8.0 million, of total orders during the first quarter of fiscal 2013. Graham expects that orders will continue to be variable between quarters, but that in the long run orders will be relatively balanced between domestic and international markets due to sales to the nuclear industry and U.S. Navy as well as anticipated continued growth in the Asian and Latin American markets.

Graham’s backlog was $92.0 million at June 30, 2012, compared with $94.9 million at March 31, 2012 and $85.2 million at June 30, 2011. Approximately 30% of projects in Graham’s backlog as of the end of the first quarter were for refinery projects, 26% were for power projects, including nuclear, and 18% were for chemical and petrochemical projects. Twenty-six percent of backlog related to all other industries served by Graham.

Approximately 70% to 80% of orders currently in backlog are expected to be converted to sales within the next 12 months, which is lower than Graham’s typical conversion rate of approximately 85% to 90% over a given 12-month period. The current conversion rate is a result of the multiyear orders in backlog for U.S. nuclear facilities and the U.S. Navy nuclear propulsion power program, which together comprise approximately one-third of backlog. One project with a value of approximately $1.0 million also remains on hold in backlog.

Mr. Lines concluded, “We continue to see bidding activity that causes to remain optimistic regarding the long term outlook for the industries we serve and the recovery potential of our end markets. We believe that global economic uncertainty and rising costs continue to cause the recovery activity to advance in spurts and also slowed the release of orders during the first quarter. Nonetheless, our pipeline of opportunities remains strong and we will continue to develop internal capacity to support anticipated growth.”

Graham continues to expect that fiscal 2013 sales will be in the range of $105 million to $115 million. Gross margin expectations for fiscal 2013 remain between 28% and 31%, and Graham expects that its SG&A expense for fiscal 2013 will be in the range of 15% to 16% of sales.

Webcast and Conference Call

Graham will host a conference call and live webcast today at 2:00 p.m. Eastern Time. During the conference call and webcast, James R. Lines, President and Chief Executive Officer, and Jeffrey F. Glajch, Vice President—Finance & Administration and Chief Financial Officer, will review Graham’s financial condition and operating results for the first quarter of fiscal 2013, as well as Graham’s strategy and outlook. Their review will be accompanied by a slide presentation which will be available on Graham’s website at www.graham-mfg.com. A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by dialing 1-201-689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial 1-858-384-5517, and enter the Replay Pin Number 396208. A telephonic replay will be available from 5:00 p.m. Eastern Time on the day of release through August 2, 2012. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 75 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch, Vice President - Finance and CFO	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

Graham Corporation First Quarter Fiscal 2013

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended June 30,
	2012	2011
Net sales	$22,533	$25,012
Cost of products sold	16,297	16,707
Cost of goods sold— amortization	—	108

Total cost of goods sold	16,297	16,815

Gross profit	6,236	8,197
Gross profit margin	27.7%	32.8%
Expenses and Other Income:
Selling, general and administrative	4,028	3,651
Amortization	56	50

Operating profit	2,152	4,496
Operating profit margin	9.6%	18.0%
Interest income	(11)	(21)
Interest expense	80	20

Income before provision for income taxes	2,083	4,497
Provision for income taxes	693	1,481

Net income	$1,390	$3,016

Per share data
Basic:
Net income	$0.14	$0.30

Diluted:
Net income	$0.14	$0.30

Weighted average common shares outstanding:
Basic	10,002	9,939
Diluted	10,028	9,981

Dividends declared per share	$0.02	$0.02

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

Graham Corporation First Quarter Fiscal 2013

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$24,127	$25,189
Investments	22,497	16,499
Trade accounts receivable, net of allowances ($25 and $43 at June 30 and March 31, 2012, respectively)	9,548	11,593
Unbilled revenue	7,655	12,667
Inventories	6,625	6,047
Prepaid expenses and other current assets	576	467
Income taxes receivable	3,697	4,479
Deferred income tax asset	37	37

Total current assets	74,762	76,978
Property, plant and equipment, net	13,296	13,453
Prepaid pension asset	2,430	2,238
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,923	4,968
Other assets	100	102

Total assets	$112,749	$114,977

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$86	$85
Accounts payable	5,970	6,303
Accrued compensation	4,379	4,652
Accrued expenses and other current liabilities	3,719	3,707
Customer deposits	4,169	7,257
Deferred income tax liability	2,198	2,244

Total current liabilities	20,521	24,248
Capital lease obligations	181	203
Accrued compensation	291	293
Deferred income tax liability	7,454	7,404
Accrued pension liability	229	229
Accrued postretirement benefits	904	895
Other long-term liabilities	72	85

Total liabilities	29,652	33,357

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares
Common stock, $.10 par value - Authorized, 25,500 shares
Issued, 10,324 and 10,297 shares at June 30 and March 31, 2012, respectively	1,032	1,030
Capital in excess of par value	17,902	17,745
Retained earnings	75,573	74,383
Accumulated other comprehensive loss	(8,032)	(8,160)
Treasury stock (346 shares at June 30 and March 31, 2012)	(3,378)	(3,378)

Total stockholders’ equity	83,097	81,620

Total liabilities and stockholders’ equity	$112,749	$114,977

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

Graham Corporation First Quarter 2013

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Three Months Ended June 30,
	2012	2011
Operating activities:
Net income	$1,390	$3,016
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation	464	353
Amortization	56	158
Amortization of unrecognized prior service cost and actuarial losses	222	98
Discount accretion on investments	(2)	(3)
Stock-based compensation expense	171	134
Loss on disposal or sale of property, plant and equipment	3	—
Deferred income taxes	(99)	36
(Increase) decrease in operating assets:
Accounts receivable	2,039	(6,219)
Unbilled revenue	5,012	2,164
Inventories	(580)	2,588
Prepaid expenses and other current and non-current assets	(95)	(373)
Prepaid pension asset	(192)	(208)
Increase (decrease) in operating liabilities:
Accounts payable	(340)	(2,711)
Accrued compensation, accrued expenses and other current and non-current liabilities	(274)	(989)
Customer deposits	(3,087)	(867)
Income taxes payable/receivable	783	1,211
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	6	24

Net cash provided (used) by operating activities	5,477	(1,588)

Investing activities:
Purchase of property, plant and equipment	(300)	(340)
Purchase of investments	(20,996)	(9,698)
Redemption of investments at maturity	15,000	17,320

Net cash (used) provided by investing activities	(6,296)	7,282

Financing activities:
Principal repayments on capital lease obligations	(21)	(17)
Issuance of common stock	—	66
Dividends paid	(200)	(198)
Excess tax (deficiency) benefit on stock awards	(11)	72

Net cash used by financing activities	(232)	(77)

Effect of exchange rate changes on cash	(11)	22

Net (decrease) increase in cash and cash equivalents	(1,062)	5,639
Cash and cash equivalents at beginning of year	25,189	19,565

Cash and cash equivalents at end of year	$24,127	$25,204

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

Graham Corporation First Quarter Fiscal 2013

EBITDA Reconciliation

(Unaudited)

(Amounts in thousands)

	Three Months Ended June 30,
	2012	2011
Net income	$1,390	$3,016
+ Net interest expense	69	(1)
+ Income taxes	693	1,481
+ Depreciation & amortization	520	511
EBITDA	$2,672	$5,007
EBITDA margin	11.9%	20.0%

Adjusted EBITDA is defined as consolidated net income before acquisition related expenses, interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand of operating performance. Because Adjusted EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, Adjusted EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

Graham Corporation First Quarter Fiscal 2013

Additional Information

ORDER & BACKLOG TREND

(Amounts in millions)

	Q112	Q212	Q312	Q412	FY2012	Q113
	6/30/11	9/30/11	12/31/11	3/31/12	Total	6/30/12
Orders	$19.0	$23.5	$21.9	$42.3	$106.7	$19.7
Backlog	$85.2	$75.1	$72.5	$94.9	$94.9	$92.0

SALES BY INDUSTRY FY 2013

(Amounts in millions)

	Q1	% of
FY 2013	6/30/12	Total
Refining	$5.2	23%
Power	$5.2	23%
Chemical/ Petrochem	$5.6	25%
Other Commercial and Industrial	$6.5	29%
Total	$22.5

SALES BY INDUSTRY FY 2012

(Amounts in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2012	% of
FY 2012	6/30/11	Total	9/30/11	Total	12/31/11	Total	3/31/12	Total	3/31/12	Total
Refining	$12.0	48%	$12.2	36%	$7.5	31%	$4.4	21%	$36.1	35%
Power	$5.6	23%	$10.3	31%	$6.5	27%	$5.8	29%	$28.2	28%
Chemical/ Petrochemical	$3.1	12%	$4.1	12%	$4.7	19%	$6.1	30%	$18.0	17%
Other Commercial and Industrial	$4.3	17%	$7.0	21%	$5.6	23%	$4.0	20%	$20.9	20%
Total	$25.0		$33.6		$24.3		$20.3		$103.2

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Graham Corporation Reports Operating Margin of 9.6% with Sales of $22.5 Million in First Quarter of Fiscal 2013

July 26, 2012

Graham Corporation Fourth Quarter Fiscal 2013

Additional Information

(Continued)

SALES BY REGION FY 2013

(Amounts in millions)

	Q1	% of
FY 2013	6/30/12	Total
United States	$12.6	56%
Middle East	$1.4	6%
Asia	$2.7	12%
Other	$5.8	26%
Total	$22.5

SALES BY REGION FY 2012

(Amounts in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2012	% of
FY 2012	6/30/11	Total	9/30/11	Total	12/31/11	Total	3/31/12	Total	3/31/12	Total
United States	$11.2	45%	$17.8	53%	$13.9	57%	$12.5	62%	$55.4	54%
Middle East	$6.6	26%	$5.2	16%	$2.7	11%	$1.8	9%	$16.3	16%
Asia	$2.9	12%	$6.5	19%	$3.9	16%	$4.0	20%	$17.3	17%
Other	$4.3	17%	$4.1	12%	$3.8	16%	$2.0	9%	$14.2	13%
Total	$25.0		$33.6		$24.3		$20.3		$103.2

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